TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT effective as of the 29th day of October, 1999, by and between CALVERT VARIABLE SERIES, INC., a Maryland corporation, having its principal office and place of business at 4550 Montgomery Avenue, Bethesda, Maryland 20814 (the "Fund"), and NATIONAL FINANCIAL DATA SERVICES, INC., a Massachusetts corporation having its principal office and place of business at 330 West 9th Street, Kansas City, Missouri 64105 (the "Transfer Agent').

WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Fund currently offers shares in fourteen (14) series, such series shall be named in the attached Schedule A which may be amended by the parties from time to time (each such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with Section 17, being herein referred to as a "Portfolio", and collectively as the "Portfolios");

WHEREAS, the Portfolios are available to act as investment vehicles for separate accounts (the "Separate Accounts") established by insurance companies ("Insurance Companies") for contract owners of variable life insurance policies and variable annuity contracts ("Variable Insurance Products");

WHEREAS, the Insurance Companies shall maintain separate records for each Separate Account on their respective record-keeping system, which record shall reflect all shares (as defined below) purchased and redeemed, including the date and price for all transactions, and share balances.

WHEREAS, the Insurance Companies shall maintain on behalf of each of the Separate Accounts a single master account with the Transfer Agent ("Omnibus Accounts") in each Portfolio and each such account shall be in the name of that Insurance Company, thereof as the record owner of shares (as defined below) owned by such Separate Account.

WHEREAS, the Omnibus Accounts shall be shareholders as defined below; and

WHEREAS. the Fund on behalf of the Portfolios desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Terms of Appointment and Duties

1.1 Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Fund, on behalf of the Portfolios, hereby employs and appoints the

Transfer Agent to act as, and the Transfer Agent agrees to act as its transfer agent for the Fund's authorized and issued shares of its beneficial interest, ("Shares"), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of each of the respective Portfolios of the Fund ("Shareholders") and set out in the currently effective prospectus and statement of additional information ("prospectus") of the Fund on behalf of the applicable Portfolio, including without limitation any periodic investment plan or periodic withdrawal program. In accordance with procedures established from time to time by agreement between the Fund on behalf of each of the Portfolios, as applicable and the Transfer Agent, the Transfer Agent agrees that it will perform the following services:

(a) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized pursuant to the Articles of Incorporation of the Fund (the "Custodian");

(b) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(c) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian and redemption proceeds to the applicable Separate Account;

(d) In respect to the transactions in items (a), (b) and (c) above, the Transfer Agent shall execute transactions directly with Insurance Companies which have entered Fund

Participation Agreements with the Fund as identified by the Fund;

(e) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(f) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(g) Prepare and transmit payments for dividends and distributions declared by the Fund on behalf of the applicable Portfolio, to the extent such dividends are not reinvested in additional Portfolio Shares pursuant to the prospectus;

(h) Maintain records of account for and advise the Fund and its Shareholders as to the foregoing; and

(i) Record the issuance of Shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Transfer Agent shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund, provided however, that the Transfer Agent shall only record the issuance of Shares to Separate Accounts of Insurance Companies which have been identified by the Fund as having signed Fund Participation Agreements with the Fund.

1.2 Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraph, the Transfer Agent shall perform the following services:

(a) Other Customary Services. Perform the customary services of a transfer agent, dividend disbursing agent, including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information.

(b) Control Book (also known as "Super Sheet'). Maintain a daily record and produce a daily report for the Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Fund for each business day to the Fund or its designee no later than 9:00 AM Eastern Time, or such earlier time as the Fund may reasonably require, on the next business day.

(c) "Blue Sky " Reporting. In the event that the Fund notifies the Transfer Agent in writing that the Portfolio Share must be registered under State Blue sky laws, the responsibility of the Transfer Agent for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and providing a system which will enable the Fund to monitor the total number of Shares sold in each State.

(d) National Securities Clearing Corporation (the "NSCC'). (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC's participants, including the Fund), in accordance with instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of Insurance Companies which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined, on the dealer file maintained by the Transfer Agent; (ii) issue instructions to Fund's banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its Insurance Companies participants); (iii) provide account and transaction information from the affected Fund's records on DST Systems, Inc. computer system TA2000 ("TA2000 System") in accordance with NSCC's Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on TA2000 System through Networking.

(e) New Procedures. New procedures as to who shall provide certain of these services in Section 1 may be established in writing from time to time by agreement between the Fund and the Transfer Agent. The Transfer Agent may

at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund's behalf.

2. Fund Participation Agreements.

The Fund may enter into Fund Participation Agreements (each, a "Fund Participation Agreement"); collectively, the "Fund Participation Agreements") with Insurance Companies which intend to use the Portfolios as investment vehicles for Variable Insurance Products. The Transfer Agent shall process orders for purchases and redemptions in accordance with Schedule 2.1 entitled "Fund Participation Procedures", as may be agreed upon and amended by the Transfer Agent and the Fund from time to time ("Schedule 2.1")

3. Fees and Expenses

3.1 Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Fund agrees to pay the Transfer Agent an annual base fee for each cusip as set forth in the attached fee schedules ("Schedule 3.1 A-C"). Such fees and out-of-pocket expenses and advances identified under Section 3.2 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent.

3.2 Out-of-Pocket Expenses. In addition to the fee paid under Section 3.1 above, the Fund agrees to reimburse the Transfer Agent for out-of-pocket expenses, including but not limited to confirmation statements, investor statements, postage, forms, telephone, microfilm, microfiche, fedwire charges, transcripts, records retention, or advances incurred by the Transfer Agent for the items set out in Schedules 3.1 A-C attached hereto. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Fund, will be reimbursed by the Fund.

3.3 Postage. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Fund at least seven (7) days prior to the mailing date of such materials.

3.4 Invoices. The Fund agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective billing notice, except for any fees or expenses which are subject to good faith dispute. In the event of such a dispute, the Fund may only withhold that portion of the fee or expense subject to the good faith dispute. The Fund shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each billing notice if the Fund is disputing any amounts in good faith. If the Fund does not provide such notice of dispute within the required time, the billing notice will be deemed accepted by the Fund.

3.5 Cost of Living Adjustment. Following the Initial Term, unless the parties shall otherwise agree and provided that the service mix and volumes remain consistent as previously provided in the Initial Term, the total fee for all services shall equal the fee that would be charged for the same services based on a fee rate (as reflected in a fee rate schedule) increased by the percentage increase, not to exceed 2.5 percent, for the twelve-month period of such previous calendar year of the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Kansas City area, as published bimonthly by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties.

3.6 Late Pavments. If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid when due, the Fund shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by the Fund) on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.

4. Representations and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Fund that:

4.1 It is a corporation duly organized and existing and in good standing under the laws of i

The Commonwealth of Massachusetts.

4.2 It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

4.3 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

4.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

4.5 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

5. Representations and Warranties of the Fund

The Fund represents and warrants to the Transfer Agent that:

5.1 It is a corporation organized and existing and in good standing under the laws of the State of Maryland.

5.2 It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

5.3 All corporate proceedings required by said Articles of Incorporation and By-Laws have been taken to authorize it to enter into and perform this Agreement.

5.4 It is an open-end and diversified management investment company registered under the Investment Company Act of 1940, as amended.

5.5 A registration statement under the Securities Act of 1933, as amended, is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

6. Wire Transfer Operating Guidelines/Articles 4A of the Uniform Commercial Code

6.1 The Transfer Agent is authorized to promptly debit the appropriate Fund account(s)

upon the receipt of a payment order in compliance with the selected security procedure

(the "Security Procedure") chosen for funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Fund's instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after this the customary deadline will be deemed to have been received the next business day.

6.2 The Fund acknowledges that the Security Procedure it has designated on the Fund

Selection Form was selected by the Fund from security procedures offered by the

Transfer Agent. The Fund shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing. The Fund must notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Fund's authorized personnel. The Transfer Agent shall verify the authenticity of all Fund instructions according to the Security Procedure.

6.3 The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

6.4 The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent's receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent's reasonable judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in

good faith, is unable to satisfy itself that the transaction has been properly authorized.

6.5 The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer

Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

6.6 The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure.

The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

6.7 The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the

Transfer Agent of the acceptance of such payment order. In no event (including failure to execute a payment order) shall the Transfer Agent be liable for special, indirect or consequential damages, even if advised of the possibility of such damages.

6.8 When the Fund initiates or receives Automated Clearing House ("ACH") credit and debit entries pursuant to these guidelines and the rules of the National Automated

Clearing House Association and the New England Clearing House Association, State

Street Bank and Trust Company (the "Bank") will act as an Originating Depository

Financial Institution and/or receiving depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an

ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Fund agrees that the Transfer Agent shall receive a refund of the amount credited to the Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

6.9 Confirmation of Transfer Agent's execution of payment orders shall ordinarily be provided within twenty-four (24) hours notice of which may be delivered through the Transfer Agent's proprietary information systems, or by facsimile or call-back. Fund must report any objections to the execution of an order within thirty (30) days.

7. Data Access and Proprietary Information

7.1 The Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the

Fund by the Transfer Agent as part of the Fund's ability to access certain Fund-related data ("Customer Data") maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party ("Data Access

Services") constitute copyrighted, trade secret, or other proprietary information

(collectively, "Proprietary Information") of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Customer Data.

The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the

Fund agrees for itself and its employees and agents to:

(a) Use such programs and databases (i) solely on the Fund's computers, or (ii)

solely from equipment at the location agreed to between the Fund and the Transfer

Agent and (iii) solely in accordance with the Transfer Agent's applicable user documentation;

(b) Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Fund's computer(s)), the Proprietary Information;

(c) Refrain from obtaining unauthorized access to any portion of the Proprietary information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent's instructions;

(d) Refrain from causing or allowing information transmitted from the Transfer

Agent's computer to the Fund's terminal to be retransmitted to any other computer terminal or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

(e) Allow the Fund to have access only to those authorized transactions as agreed to between the Fund and the Transfer Agent; and

(f) Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent's expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

7.2 Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii)

are released for general disclosure by a written release by the Transfer Agent; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

7.3 The Fund acknowledges that its obligation to protect the Transfer Agent's Proprietary

Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the

Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

7.4 If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the

Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA

ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE

SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON

AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY

DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED

HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF

MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.5 If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to: (i) effect the transfer or movement of cash or Shares; or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

7.6 Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 7. The obligations of this Section shall survive any earlier termination of this Agreement.

Indemnification

The Transfer Agent shall not be responsible for, and the Fund shall indemnify and hold the Transfer Agent, and with respect to Section 8.1(e) the Bank, harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

(a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(b) The Fund's lack of good faith, negligence or willful misconduct;

(c) The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any previous transfer agent or registrar; (ii) any instructions or requests of the Fund or any of its officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(d) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

(e) The negotiation and processing of any checks including without limitation for deposit into the Fund's demand deposit account at the Custodian maintained by the

Transfer Agent; or

(f) Upon the Fund's request entering into any agreements required by the National

Securities Clearing Corporation (the "NSCC") for the transmission of Fund or

Shareholder data through the NSCC clearing systems.

8.2 In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which the Fund may be required to indemnify the Transfer

Agent, the Transfer Agent shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all developments concerning such claim. The

Fund shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name or in the name of the Transfer Agent. The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify the Transfer Agent except with the Fund's prior written consent.

9. Standard of Care

The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by the above and the Fund agrees as between the Fund and the Transfer Agent that the Standard of Care created under Section 4-209 of the Uniform Commercial Code is superseded by Section 9 of this Agreement.

10. Year 2000

The Transfer Agent will take reasonable steps to ensure that its products (and those of its third-party suppliers) reflect the available technology to offer products that are Year 2000 ready, including, but not limited to, century recognition of dates, calculations that correctly compute same century and multi-century formulas and date values, and interface values that reflect the date issues arising between now and the next 100 hundred years, and if any changes are required, the Transfer Agent will make the changes to its products at a price to be agreed upon by the parties and in a commercially reasonable time frame and will require third-party suppliers to do likewise.

11. Confidentiality

11.1 The Transfer Agent and the Fund agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers' lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, whether of the Transfer Agent or of the Fund, used or gained by the Transfer Agent or the Fund during performance under this Agreement. The Fund and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent or the Fund and their successors and assigns. In the event of breach of the foregoing by either party, the remedies provided by Section 7.3 shall be available to the party whose confidential information is disclosed. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-contractor or Fund agent for purposes of providing services under this Agreement.
    In the event that any requests or demands are made for the inspection of the Shareholder records of the Fund, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

12. Covenants of the Fund and the Transfer Agent

12.1 The Fund shall promptly furnish to the Transfer Agent the following:

(a) A certified copy of the resolution of the Board of Directors of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

(b) A copy of the Articles of Incorporation and By-Laws of the Fund and all

amendments thereto.

12.2 The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

12.3 The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by

Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

13. Termination of Agreement

13.1 Term. The initial term of this Agreement (the "Initial Term") shall commence as of the date first stated above and shall continue until December 31, 2001 unless terminated pursuant to the provisions of this Section 13. Unless a terminating party gives written notice to the other party one hundred and twenty (120) days before the expiration of the

Initial Term or any Renewal Term, this Agreement will renew automatically from year to year ("Renewal Term"). One hundred and twenty (120) days before the expiration of the Initial Term or a Renewal Term the parties to this Agreement will agree upon a Fee

Schedule for the upcoming Renewal Term. Otherwise, the fees shall be increased pursuant to Section 3.5 of this Agreement.

13.2 Early Termination. Notwithstanding anything contained in this Agreement to the contrary, should the Fund desire to move any of its services provided by the Transfer Agent hereunder to a successor service provider prior to the expiration of the then current Initial or Renewal Term, or without the required notice period, the Transfer Agent shall make a good faith effort to facilitate the conversion on such prior date, however, there can be no guarantee that the Transfer Agent will be able to facilitate conversion of services on such prior date. In connection with the foregoing, should services be converted to a successor service provider, or if the Fund is liquidated or its assets merged or purchased or the like with another entity which does not utilize the services of the Transfer Agent, the fees payable to the Transfer Agent shall be calculated as if the services had remained with the Transfer Agent until the expiration of the then current Initial or Renewal Term and calculated at the asset and/or Shareholder account levels, as the case may be, on the date notice of termination was given to the

Transfer Agent, and the payment of fees to the Transfer Agent as set forth herein shall be accelerated to the date prior to the conversion or termination of services.
      Expiration of Term. After the expiration of the Initial Term or Renewal Term whichever currently in effect, should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Fund. Additionally, the Transfer Agent reserves the right to charge for any other reasonable expenses associated with such termination. Payment of such expenses or costs shall be in accordance with Section 3.4 of this Agreement.

13.4 Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

13.5 Unpaid Invoices. The Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Fund to the Transfer Agent being outstanding for more than ninety (90) days from the day of receipt except with respect to any amount subject to a good faith dispute within the meaning of Section 3.4 of this Agreement.

13.6 Bankruptcy. Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

14. Assignment and Third Party Beneficiaries.

14.1 Except as provided in Section 15.1 below neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

14.2 Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer

Agent and the Fund. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

14.3 This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund. Other than as provided in Section 15.1 neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

15. Subcontractors

15.1 The Transfer Agent may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS") which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended, (ii) a BFDS subsidiary duly registered as a transfer agent or (iii) a BFDS affiliate duly registered as a transfer agent; provided, however, that the Transfer Agent shall be fully responsible to the Fund for the acts and omissions of BFDS or its subsidiary or affiliate as it is for its own acts and omissions.

15.2 Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third parties such as by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same.

16. Miscellaneous

16.1 Amendment. This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Directors of the Fund.

16.2 Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

16.3 Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

16.4 Consequential Damages. Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

16.5 Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive after the termination of this Agreement.

16.6 Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

16.7 Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

16.8 Waiver: No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

16.9 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

16.10 Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

16.11. Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

16.12 Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a) If to National Financial Data Services, Inc., to:

National Financial Data Services, Inc.

330 West 9th Street

Kansas City, Missouri 64105

Attention: Legal Department

Facsimile: (816) 843-8652

(b) If to the Fund, to:

Calvert Variable Series, Inc.

4550 Montgomery Avenue, Suite 1000N

Bethesda, Maryland 20814

Attention: Legal Department

Facsimile: (301) 657-7014

17. Additional Series

In the event that the Fund establishes one or more series of Shares in addition to the attached Schedule A with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

CALVERT VARIABLE SERIES, INC.

By: /s/ William M. Tartikoff

ATTEST:

/s/ Ivy Wafford Duke

NATIONAL FINANCIAL DATA SERVICES, INC.

BY: /s/ Mark Sewell

Senior Vice President

ATTEST:

/s/ Karen K. Palmgren

SCHEDULE A

Dated:

Calvert Social Money Market Portfolio

Calvert Social Balanced Portfolio

Calvert Social International Equity Portfolio

Calvert Social Mid Cap Growth Portfolio

Calvert Social Small Cap Growth Portfolio

Ameritas Income & Growth Portfolio

Ameritas Growth Portfolio

Ameritas Small Capitalization Portfolio

Ameritas MidCap Growth Portfolio

Ameritas Emerging Growth Portfolio

Ameritas Research Portfolio

Ameritas Growth with Income Portfolio

Ameritas Index 500 Portfolio

Ameritas Money Market Portfolio

CALVERT VARIABLE SERIES, INC. NATIONAL FINANCIAL DATA

SERVICES, INC.

By: /s/ William M. Tartikoff By: /s/ Mark Sewell

SCHEDULE 2.1

FUND PARTICIPATION PROCEDURES

Dated:

1. On each Business Day, the Insurance Companies designated by the Fund shall receive, on behalf of and as agent of the Fund(s), Instructions (as hereinafter defined) from the Insurance Companies designated by the Fund. Instructions shall mean as to each Portfolio (i) orders by a Separate Account for the purchases of Shares, and (ii) requests by a Separate Account for the redemption of Shares; in each case based on the Separate Account's receipt of purchase orders and redemption requests by contract owners in proper form by the time required by the term of the variable insurance product, but not later than the time of day at which the net asset value of a Portfolio is calculated, as described from time to time in that Portfolio's prospectus. Each Business Day on which the Insurance Company receives Instructions shall be a "Trade Date".

2. On the next succeeding Business Day following the Trade Date on which the Insurance Companies accepted Instructions for the purchase and redemption of Shares, (TD+1), each Insurance Company shall notify the Transfer Agent of the net amount of such purchases or redemptions, as the case may be, for each of the Separate Accounts. In the case of net purchases by any Separate Account, each Insurance Company shall instruct the Trustees of such Separate Account to transmit the aggregate purchase price for Shares by wire transfer to the Transfer Agent on (TD+I ). In the case of net redemptions by any Separate Account, each Insurance Company shall instruct the Transfer Agent to transmit the aggregate redemption proceeds for Shares by wire transfer to the Separate Accounts on (TD+I ). The times at which such notification and transmission shall occur on (TD+1) shall be as mutually agreed upon by each Portfolio, Insurance Company and the Transfer Agent.

CALVERT VARIABLE SERIES, INC. NATIONAL FINANCIAL DATA

SERVICES, INC.

By: /s/ William M. Tartikoff By: /s/ Mark Sewell

SCHEDULE 3.1.A

Dated: October 29, 1999 through December 31, 2001

The fees listed in Section A below pertain solely to the Portfolios listed below:

Ameritas Money Market Portfolio; Ameritas Growth Portfolio; Ameritas Small Capitalization;

Ameritas Mid Cap Growth Portfolio; Ameritas Emerging Companies Portfolio; Ameritas

Research Portfolio; Ameritas Growth with Income Portfolio; Ameritas Index 500 Portfolio; and

Ameritas Income & Growth Portfolio ("Ameritas Portfolios")

A. Ameritas Portfolios Base Fee Schedule

Basefee (per cusip with up to two accounts) $6000.00 per year*

Basefee (per cusip with 3 to 10 accounts) $9000.00 per year*

Activity Fees

Manual Transactions (Not to exceed 18 transactions per day) $4.80 each

*Fees are billed monthly at 1/12 of the annual rate.

CALVERT VARIABLE SERIES, INC. NATIONAL FINANCIAL DATA SERVICES, INC.

By: /s/ William M. Tartikoff By: /s/ Mark Sewell

SCHEDULE 3.1.B

Dated: October 29, 1999 through December 31, 2001

The fees listed in Section B below pertain solely to the Portfolios listed below:

Calvert Social Small Cap Growth Portfolio; Calvert Social Money Market Portfolio Calvert Social International Equity Portfolio; Calvert Social MidCap Growth Portfolio; and Calvert Social Balanced Portfolio ("Calvert Social Portfolios").

B. Calvert Social Portfolios Fees (Per Cusip)

Assets Between $.01 and $200,000,000.00 2 Basis Points**

Assets Between $200,000,000.01 and $500,000,000.00 1.5 Basis Points**

Assets Greater Than $500,000,000.01 1 Basis Point**

**Fees are based on average daily assets and are billed monthly.

CALVERT VARIABLE SERIES, INC. NATIONAL FINANCIAL DATA SERVICES, INC.

By: /s/ William M. Tartikoff By: /s/ Mark Sewell

SCHEDULE 3.1.C

Dated: October 29, 1999 through December 31, 2001

Section C pertains to the Calvert Social Portfolios and the Ameritas Portfolios:

C. Expenses and Conditions

Out-of-Pocket Expenses

Out-of-Pocket expenses include but are not limited to: mailing/printing expenses (statements,

envelopes, checks, certificates, sales literature, printing, postage, etc.), custom programming, telecommunication expenses, equipment/software expenses, use of DST products (e.g., Vision and additional products) microfiche, freight, and all other expenses incurred on the Fund's behalf. Due to the pass-through nature of out-of-pocket expenses, all charges are subject to change.

A new fund implementation fee of $1,500.00 will be charged per cusip or fund.

Note: The Ameritas Portfolios and the Calvert Social Portfolios shall have no special processing or requests, no 12b-I or trailing fee, no commissions, or NSCC. Future use of these or additional products will require a new fee agreement.

CALVERT VARIABLE SERIES, INC. NATIONAL FINANCIAL DATA

SERVICES, INC.

By: /s/ William M. Tartikoff By: /s/ Mark Sewell